Exhibit 99.1

October 30, 2020

Dear Fellow Shareholders,

“Adaptability is about the powerful difference between adapting to cope and adapting to win.” — Max McKeown, Adaptability: The Art of Winning in an Age of Uncertainty

The above quote perfectly captures the attitude and intention of your Company, its Board of Directors, Executive Leadership Team and valued associates. The ongoing pandemic requires individuals, families and organizations to adapt the best they can to innumerable changes to the way we live, work, travel, transact business and much more.

At your Company, doing the best we can means that adapting will not result in a lesser version of the Bank and business we are meant to be. Instead, it means adapting so that we can continue to win in the marketplace, provide customers with better products and legendary service – and build shareholder value.

I am pleased to share with you in my 3rd Quarter 2020 letter examples of how we continue to adapt and move your bank forward, as well as numbers indicative of strong financial performances detailed in the attached earnings report.

First Lab Branch Opened / ITM at Farmers Main Campus

With an on-going strategic commitment to advancing banking technology, we had a proud moment in the third quarter as Farmers opened our first Lab Branch prototype on July 13, 2020. The Lab Branch, located 1.4 miles down the street from Farmers Headquarters, features all of the bank’s emerging technology and customer service initiatives in one convenient location for customers.

The Lab Branch is led by Branch Manager Ricardo Cruz and a team of Universal Bankers who assist customers with more advanced banking needs while demonstrating/encouraging the use of the Interactive Teller Machines (ITM) for more simplistic transactions. The new branch features a team of Video Tellers who can virtually assist customers with their banking needs via one of our high-tech ITMs located in the Lab Branch lobby, vestibule and two drive-thru lanes. The branch also includes a large video wall to highlight branding in a very visual way.

I call this a proud moment because two years ago we challenged the leadership of Farmers to dream about the “branch of the future” and that objective lead to the creation of the Lab Branch. The team took the bank branch concept and completely reimagined it with a focus on digital innovations and customer experience. During this process, we eliminated the traditional teller line and replaced it with digital options. The result is a one-of-a-kind banking experience that our customers have swiftly adopted and embraced.

Along with housing the latest technology, the Lab Branch will provide an environment for Farmers to test new customer service and technology initiatives and gain feedback on the experience. The insights gained from Lab Branch customers will aid in the bank-wide roll out of new technologies and services.

In addition to the Lab Branch, an ITM machine has replaced the traditional ATM at our main Canfield Branch location. Our future strategic plan includes the deployment of additional ITMs throughout the branch network. We will also expand the Lab Branch prototype in our growth markets.

Branch Optimization

There is no question that COVID-19 has affected the way our customers are transacting business with us. The adoption and usage of contactless, digital channels has accelerated greatly since the onset of the pandemic. This time has given us an opportunity to reflect on this emerging customer behavior and the utilization of our banking network. When optimizing our branch network, we were guided by the need to remain nimble. As we re-opened our branch lobbies after the stay-at-home order, it was evident that we could not take a “one-size-fits-all” approach. Instead, we took time to analyze customer data and market information. From there, we reduced hours and lobby access at some locations as customer behavior dictated. We also made the difficult decision to close our underutilized Midland branch which was sunset on October 23, 2020.

Through this process, we learned that customers remain concerned about conducting their transactions safely, securely and efficiently. We will remain as contactless as possible and leverage new and existing technology to carry out our continued mission of legendary service.

Going forward, our Branch transformation strategy will include bolstering our Customer Support Center and Virtual Teller Division to handle our growing fleet of ITMs. To remain competitive, Farmers is committed to advancing the Company with a strategic and equal focus on both the physical branch network and our vital digital channels.

Wealth Management

It has been oft-noted that COVID-19 began as a public health crisis, but as its impact spread, it also became a global economic crisis. Even though the fundamentals of the U.S. economy were strong when the pandemic hit, its unprecedented nature has periodically created a deep sense of economic and market uncertainty.

At times during the pandemic, clear thinking about financial matters has been in short. By contrast, I am proud to say that our experienced Wealth Management team has been a bellwether of informed and balanced insight, advising our customers and communities over the course of COVID-19.

Led by Chief Wealth Management Officer, Mark Wenick, our investment, insurance, trust and private banking professionals have held innumerable one-on-one meetings with our valued clients offering facts, practical counsel and the kind of personalized service a community bank is best suited to provide. Additionally, our wealth management communications strategy has included regular appearances by our professionals on local network news, frequent interviews in newspapers and business media, and smart use of social media platforms.

In sum, during COVID-19 we have not only provided coherent thinking about financial matters to our clients and communities, we have increased market awareness of the depth and breadth of our wealth management offerings.

Thank you for taking the time to review your Company’s 3rd Quarter performance and accomplishments. I can’t predict what the future holds. However, I can predict with absolute certainty that Farmers National Bank will continue to adapt and move forward with our eye on winning and not merely coping.

As always, I am open to your calls, letters, and emails.

Very truly yours,

Kevin J. Helmick
President & CEO